Exhibit 21
LIST OF SUBSIDIARIES
The following is a list of the direct and indirect subsidiaries of First Oak Brook Bancshares, Inc. as of December 31, 2005:

Jurisdiction of
Subsidiary	Incorporation or Organization

Oak Brook Bank	Illinois

FOBB Statutory Trust I	Connecticut

FOBB Statutory Trust II	Connecticut

FOBB Statutory Trust III	Delaware

First Oak Brook Capital Markets, Inc.	Illinois

Oak Real Estate Development Corporation	Illinois

West Erie, LLC	Illinois

OBB Real Estate Investments, LLC	Delaware

OBB Real Estate Holdings, LLC	Delaware